Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No.333-217717) pertaining to the 2017 Verizon Communications Inc. Long-Term Incentive Plan and the 2026 Verizon Communications Inc. Long-Term Incentive Plan of Verizon Communications Inc. (“Verizon”) of our reports dated February 17, 2026, with respect to the consolidated financial statements of Verizon and the effectiveness of internal control over financial reporting of Verizon included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

July 31, 2026